Exhibit 99.1

INC Research Announces the Retirement of James T. Ogle,

Chairman of the Board of Directors

David Y. Norton to be named Chairman of the Board, bringing four decades of pharmaceutical leadership to the position

Raleigh, N.C., May 31, 2016 – INC Research Holdings, Inc. (Nasdaq: INCR), a leading, global Phase I to IV contract research organization, today announced the retirement of James T. Ogle as Chairman of the Board of Directors and as a Director of the Company, effective today. Mr. Ogle has been a member of the INC Research Board of Directors since 2003 and served as the Company’s CEO from 2003 to 2013 leading the Company through unprecedented growth.

“Jim Ogle has been a leader at INC for decades and is a steady voice that guided the Company through pivotal milestones to where it is today. We are grateful for his service to the Board and his invaluable leadership of INC,” said CEO Jamie Macdonald. “His years of dedication to INC’s prosperity leave a successor with big shoes to fill, but his leadership has prepared us for a smooth transition and continued success.”

Mr. Ogle will be succeeded as Chairman of the Board by David Y. Norton, a current member of the Board of Directors who joined the INC board in Feb. 2015. Mr. Norton is a 40-year veteran in the pharmaceutical industry, serving most recently as Interim Chief Executive Officer of Savient Pharmaceuticals from Feb. 2012 to July 2012. He previously served as Company Group Chairman, Global Pharmaceuticals at Johnson & Johnson from May 2009 to Sept. 2011. In this role, he was responsible for leading and developing the company’s strategic growth agenda, including the strategy for licensing, acquisitions and divestments, ensuring alignment with the global strategic functions, R&D and the commercial organizations. Mr. Norton began his Johnson & Johnson career in 1979 as a Product Manager for the company’s affiliate Janssen Pharmaceutica in Australia and held positions of increasing responsibility and global leadership throughout his tenure.

“When searching for a leader to guide our Company, we knew we needed someone who understands the intricacies of global clinical research and has experience with the role CROs play in delivering medicines to market. We believe David is an ideal candidate,” said CEO Jamie Macdonald. “As an existing INC Research board member, he is intimately familiar with our Company, our strategy and our place in the market. As a global leader with CEO experience in a clinical development setting, David brings the expertise needed to help guide INC Research through its development as one of the world’s leading CROs.”

Mr. Norton currently serves as the Chairman of the Board of Directors of VIVUS, Inc., and is a member of the Board of Directors for the Global Alliance for TB Drug Development and for the American Foundation for Suicide Prevention. He previously served on the Board of Directors for Savient Pharmaceuticals from Oct. 2011 to Dec. 2013. Mr. Norton has a Marketing degree from the College of Distributive Trades, London and Preston Polytechnic, Preston, UK and a diploma in Computer Programming Technology from the Control Data Institute in Sydney, Australia.

About INC Research

INC Research (Nasdaq:INCR) is a leading global contract research organization (“CRO”) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by an independent panel for Scrip Intelligence, and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

###

Investor Relations Contact: Ronnie Speight Vice President, Investor Relations Phone: +1 (919) 745-2745 Email: Investor.Relations@incresearch.com	Press/Media Contact: Lori Dorer Senior Director, Corporate Communications Phone: +1 (513) 763-1380 Email: Corporate.Communications@incresearch.com